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                                                               EXHIBIT 23.2


We have issued our report dated October 6, 1997, accompanying the financial statements of Exmark Manufacturing Company Incorporated contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP


Lincoln, Nebraska
November 6, 1997